Filed Pursuant to Rule 424(b)(2)
File No. 333-195697

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series N, Floating Rate Notes	$750,000,000	100.00%	$750,000,000	$87,150

(1)	The total registration fee of $87.150 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 14 dated July 15, 2015

(to Prospectus Supplement dated May 30, 2014

and Prospectus dated May 5, 2014)

WELLS FARGO & COMPANY

Medium-Term Notes, Series N

Floating Rate Notes

Aggregate Principal Amount Offered:	$750,000,000

Trade Date:	July 15, 2015

Original Issue Date:	July 22, 2015

Stated Maturity Date:

July 22, 2020; on the stated maturity date, the holders of the notes will be entitled to receive a cash payment in U.S. dollars equal to 100% of the principal amount of the notes plus any accrued and unpaid interest

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from July 22, 2015

Agent Discount (Gross Spread):	0.35%

All-In Price (Net of Agent Discount):	99.65%, plus accrued interest, if any, from July 22, 2015

Net Proceeds:	$747,375,000

Benchmark:	Three-month LIBOR

Base Rate:	LIBOR

Spread:	+88 basis points

Designated LIBOR Page:	Page LIBOR01 as displayed on Reuters or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each January 22, April 22, July 22 and October 22, commencing October 22, 2015 and ending April 22, 2020

Interest Payment Dates:	Each January 22, April 22, July 22 and October 22, commencing October 22, 2015 and at maturity

Initial Interest Rate:	Three-month LIBOR plus 0.88%, determined two London banking days prior to July 22, 2015

Redemption:	The notes are not redeemable at the option of Wells Fargo & Company

Listing:	None

		Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$ 690,000,000

Agents (Senior Co-Managers):	ANZ Securities, Inc.	7,500,000
	TD Securities (USA) LLC	7,500,000

Agents (Co-Managers):	BB&T Capital Markets, a division of BB&T Securities, LLC	3,750,000
	Capital One Securities, Inc.	3,750,000
	Credit Agricole Securities (USA) Inc.	3,750,000
	Desjardins Securities Inc.	3,750,000
	ING Financial Markets LLC	3,750,000
	National Bank of Canada Financial Inc.	3,750,000
	RBS Securities Inc.	3,750,000
	Santander Investment Securities Inc.	3,750,000

Agents (Junior Co-Managers):	Apto Partners, LLC	3,750,000
	Blaylock Beal Van, LLC	3,750,000
	Drexel Hamilton, LLC	3,750,000
	Siebert Brandford Shank & Co., L.L.C.	3,750,000

	Total:	$ 750,000,000

Plan of Distribution:

On July 15, 2015, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.65%, plus accrued interest, if any, from July 22, 2015. The purchase price equals the issue price of 100.00% less a discount of 0.35% of the principal amount of the notes.

Desjardins Securities Inc. is not a U.S. registered broker-dealer, and, therefore, will not affect any offers or sales of any notes in the United States or will do so only through one or more registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Certain U.S. Federal Income Tax Consequences:	Tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	94974BGN4

2